Silver Triangle Building
25505 West Twelve Mile Road, Suite 3000
Southfield, MI 48034-8339
(248) 353-2700
www.creditacceptance.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

Date: July 21, 2005

Investor Relations: Douglas W. Busk
Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Pink Sheets Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES OPERATING RESULTS FOR THE SECOND QUARTER OF 2005 AND APPOINTMENT OF
NEW INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Southfield, Michigan – July 21, 2005 – Credit Acceptance Corporation (Pink Sheets: CACC) (the “Company”) announced certain operating results for the second quarter of 2005. Results for the quarter and six months ended June 30, 2005 compared to the same periods in 2004 include the following:

•	Loan origination dollar volume grew 6.4% for the quarter and 4.9% for the six months.

•	Loan origination unit volume grew 10.1% for the quarter and 9.1% for the six months.

•	The number of active dealer-partners grew 36.2% for the quarter and 40.7% for the six months.

•	Loan origination unit volume per active dealer-partner decreased 19.3% for the quarter and 22.4% for the six months.

Loan Originations (1) and Loans Outstanding

(Dollars in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004	% Change	2005	2004	% Change
Loan originations	$228,788	$215,103	6.4%	$539,726	$514,399	4.9%
Number of loans originated	19,018	17,268	10.1%	44,865	41,109	9.1%
Number of loans outstanding at period end (2)	157,953	134,114	17.8%	157,953	134,114	17.8%
Number of active dealer-partners (3)	1,224	899	36.2%	1,348	958	40.7%
Loans per active dealer-partner	15.5	19.2	(19.3%)	33.3	42.9	(22.4%)
Average loan size	$12.0	$12.5	(4.0%)	$12.0	$12.5	(4.0%)

(1)	Loan origination information relates to the United States, the Company’s only business segment that continues to originate new loans.

(2)	Number of loans outstanding at period end includes active loans with an outstanding balance that have not been written off. The Company’s policy is to write off loans after 270 days have passed and no payment has been received.

(3)	Active dealer-partners are dealer-partners who submitted at least one loan during the period.

The Company believes the decline in loans per dealer-partner is primarily the result of a more difficult competitive environment.

Dealer-Partner Enrollments

The number of active dealer-partners is a function of new dealer-partner enrollments and attrition. Active dealer-partners are dealer-partners who submitted at least one loan during the period. New dealer-partner enrollments are a function of the number of sales personnel (“Market Area Managers” or “MAM’s”) and their productivity. The following table summarizes the changes in active dealer-partners and MAM productivity for the three months and six months ended June 30, 2005 and 2004:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Balance, beginning of period	1,112	843	1,028	763
New dealer-partner enrollments (1)	214	96	351	216
Attrition (2)	(102)	(40)	(31)	(21)
Balance, end of period	1,224	899	1,348	958

Average number of MAM’s	57	48	57	45
New dealer-partner enrollments per MAM	3.8	2.0	6.2	4.8

(1)	Excludes new dealer-partners that have enrolled in the Company’s program, but have not submitted at least one loan during the period.

(2)	Dealer-partner attrition is measured according to the following formula: dealer-partners active during the prior period who become inactive in the current period less dealer-partners who were inactive during the prior period who become active in the current period.

The increase in new dealer-partner enrollments in the second quarter of 2005 is primarily due to a change in policy implemented in March 2005. The new policy allows prospective dealer-partners to enroll in the Company’s program without paying the $9,850 enrollment fee. Prospective dealer-partners choosing this option instead agree to allow the Company to keep 50% of the first accelerated dealer holdback payment. This payment, called Portfolio Profit Express, is generally paid to dealer-partners after 100 loans have been originated and assigned to the Company. While the Company will lose enrollment fee revenue on those dealer-partners choosing this option and not reaching 100 loans or otherwise qualifying for a Portfolio Profit Express payment, the Company will realize higher per dealer-partner enrollment fee revenue from those dealer-partners choosing this option and qualifying for a Portfolio Profit Express payment. Based on the historical average of Portfolio Profit Express payments, the Company expects average enrollment fee revenue per dealer-partner for those dealer-partners electing the new option and reaching 100 loans will be approximately $15,000 — $20,000. Approximately 50% of the dealer-partners that enrolled during the second quarter took advantage of this new enrollment option.

Loan Portfolio Performance

The following table compares the Company’s forecast of collection rates for loans originated by year in the United States as of June 30, 2005 with the forecast as of December 31, 2004:

	June 30, 2005	December 31, 2004
Loan Origination Year	Forecasted Collection %	Forecasted Collection %	Variance
1992	81.9%	81.8%	0.1%

1993	76.1%	76.0%	0.1%

1994	62.2%	62.1%	0.1%

1995	55.3%	55.3%	0.0%

1996	55.4%	55.5%	(0.1%)

1997	58.5%	58.6%	(0.1%)

1998	67.6%	67.6%	0.0%

1999	72.1%	72.0%	0.1%

2000	72.3%	72.2%	0.1%

2001	67.4%	67.3%	0.1%

2002	69.5%	69.1%	0.4%

2003	72.4%	71.8%	0.6%

2004	72.2%	70.5%	1.7%

During the quarter ended June 30, 2005, collection rates were generally consistent with the Company’s expectations.

The following table presents forecasted collection rates, advance rates, the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections in the United States that have been realized as of June 30, 2005. The amounts presented are expressed as a percent of the original loan amount by year of loan origination.

Loan Origination	Forecasted			% of Forecast
Year	Collection %	Advance %	Spread %	Realized
1992	81.9%	35.3%	46.6%	100.0%
1993	76.1%	37.3%	38.8%	100.0%

1994	62.2%	41.8%	20.4%	100.0%

1995	55.3%	45.3%	10.0%	100.0%

1996	55.4%	48.4%	7.0%	99.4%

1997	58.5%	48.3%	10.2%	98.8%

1998	67.6%	49.4%	18.2%	98.7%

1999	72.1%	52.3%	19.8%	98.3%

2000	72.3%	50.9%	21.4%	97.6%

2001	67.4%	48.0%	19.4%	95.5%

2002	69.5%	45.7%	23.8%	90.7%

2003	72.4%	47.0%	25.4%	72.7%

2004	72.2%	48.3%	23.9%	40.8%

2005	-	49.9%	-	—

Although the advance percentage is higher in 2005 as compared to 2004, the Company expects loans originated to date during 2005 to be slightly more profitable than 2004 originations as a result of (1) higher expected collection rates, (2) additional fee revenue related to our GAP product introduced in the first quarter of 2005, and (3) an increase in the monthly fee charged to dealer-partners from $499 to $599 effective March 1, 2005.

Liquidity (in thousands)

	June 30, 2005	June 30, 2004	Activity
Cash	$988	$1,282	$(294)
Restricted Cash	35,045	30,769	4,276

Total Cash	$36,033	$32,051	$3,982
Outstanding Revolving Credit	$147,700	$130,600	$17,100
Other Debt (1)	57,584	40,682	16,902

Total Debt	$205,284	$171,282	$34,002
Repurchase of common stock, net of stock options exercised.			$(50,144)
Revolving Credit Capacity (2)	$335,000	$235,000

(1)	Other debt includes the Company’s term secured financing, mortgage note, and capital lease obligations.

(2)	Revolving credit capacity includes the Company’s $135 million line of credit facility with a commercial bank syndicate and $200 million revolving warehouse facility with an institutional investor at June 30, 2005. Revolving credit capacity at June 30, 2004 includes $135 million line of credit facility and $100 million revolving warehouse facility.

Over the last twelve months, the Company’s outstanding debt increased $34.0 million and cash balances increased $4.0 million. The net change of $30 million, along with cash flow from operations, was primarily used to (1) repurchase $50.1 million of common stock (net of stock option proceeds) and (2) increase the Company’s investment in loans receivable. The precise amount of the increase in loans receivable is not available at this time, as it will be impacted by financial statement restatements discussed in prior press releases.

The Company has three debt facilities that require the Company to timely file its public reports. The Company has received waivers of this requirement on all three debt facilities through July 31, 2005. The Company will not be able to complete its filings by this date and is in the process of requesting additional extensions of the waivers from its lenders. The Company intends to continue to provide its lenders with financial statements based on the Company’s historical loan accounting policies until the restatement is complete and is confident that waivers providing the Company with sufficient time to complete its public filings will be received.

Appointment of New Independent Registered Public Accounting Firm

The Company announced that effective July 20, 2005, the Audit Committee of the Board of Directors has appointed Grant Thornton LLP (“Grant Thornton”) as its new independent registered public accounting firm. Grant Thornton replaces Deloitte and Touche LLP whom the Audit Committee dismissed on June 24, 2005. The quarterly operating results and other historical and projected financial information are unaudited and have not been subject to review by Grant Thornton.

Cautionary Statement Regarding Forward Looking Information

Certain statements in this release that are not historical facts, such as those using terms like “believes,” “expects,” “anticipates,” “assumptions,” “forecasts,” “estimates” and those regarding the Company’s future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent the Company’s outlook only as of the date of this release. While the Company believes that its forward-looking statements are reasonable, actual results could differ materially since the statements are based on current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include the following:

•	the Company’s potential inability to accurately forecast and estimate the amount and timing of future collections,

•	the Company’s pending restatement of prior years financial statements,

•	increased competition from traditional financing sources and from non-traditional lenders,

•	the unavailability of funding at competitive rates of interest,

•	the Company’s potential inability to continue to obtain third party financing on favorable terms,

•	the Company’s potential inability to generate sufficient cash flow to service its debt and fund its future operations,

•	adverse changes in applicable laws and regulations,

•	adverse changes in economic conditions,

•	adverse changes in the automobile or finance industries or in the non-prime consumer finance market,

•	the Company’s potential inability to maintain or increase the volume of automobile loans,

•	an increase in the amount or severity of litigation against the Company,

•	the loss of key management personnel or the inability to hire qualified personnel,

•	the effect of terrorist attacks and potential attacks, and

•	various other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect the Company’s results of operations. The Company does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers may be unable to purchase a vehicle or they may purchase an unreliable one, or they may not have the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded under the symbol CACC. For more information, visit www.creditacceptance.com.